Exhibit 23

Independent Auditors’ Consent

The Board of Directors
IMPATH Inc.:

We consent to the incorporation by reference in the Registration Statements on Form S-3 (no.’s 333-47903 333-45921 and 333-62563) and on Form S-8 (no.’s 333-96867, 333-09469, 333-81816, 333-66596, 333-36454 and 333-47689) of IMPATH Inc. of our report dated February 28, 2003, except as to the second paragraph of note 9 to the consolidated financial statements, which is as of March 31, 2003, with respect to the consolidated balance sheets of IMPATH Inc. and subsidiaries as of December 31, 2002 and 2001 and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2002, and the related consolidated financial statement schedule which report appears in the December 31, 2002, annual report on Form 10-K of IMPATH Inc.

Our report on the consolidated financial statements refers to the Company’s adoption of Statement of Financial Accounting Standards No. 142 “Goodwill and Other Intangible Assets” effective January 1, 2002 and Statement of Financial Accounting Standards No. 141, “Business Combinations,” effective July 1, 2001.

KPMG LLP

Short Hills, New Jersey April 15, 2003 10